Exhibit 99.1

Company Contact	Investor Relations	Financial Media	Media Contact
Stuart Diamond	David Waldman	Gretchen Steinmiller	Ihor Andruch
Chief Financial Officer	Lippert/Heilshorn & Assoc.	Lippert/Heilshorn & Assoc.	CPRi Communications
516-605-6640	212-838-3777	212-838-3777	201-641-1911 x51
sdiamond@nmhc.com	dwaldman@lhai.com	gsteinmiller@lhai.com	iandruch@cpronline.com

For Immediate Release

NMHC Reports Third Quarter Fiscal 2006 Results

Company Provides Revised Outlook for Fiscal 2006

PORT WASHINGTON, N.Y. — May 8, 2006 — National Medical Health Card Systems, Inc. (Nasdaq: NMHC), a national independent pharmacy benefit manager (PBM), today reported its results for the fiscal third quarter and nine months ended March 31, 2006. For the 2006 fiscal third quarter, gross profit was $21.8 million and operating income was $2.5 million. Net income for the 2006 fiscal third quarter was $1.6 million, compared to net income of $3.3 million for the same period last year. Net income available to common stockholders for the 2006 fiscal third quarter was $130,000, or $0.02 per diluted share, compared to net income available to common stockholders of $1.8 million, or $0.27 per diluted share, for the same period last year. The company’s GAAP diluted share calculation of 5.3 million shares for the three months ended March 31, 2006 does not assume the conversion of the 7.0 million preferred shares as they are anti-dilutive and the net income per diluted share amount is reduced by the $1.4 million preferred cash dividend and accretion. For the same period last year, the company’s GAAP diluted share calculation of 12.1 million shares for the three months ended March 31, 2005, assumed the conversion of the 7.0 million preferred shares, but the net income per diluted share amount did not reflect the payment of the $1.4 million preferred cash dividend and accretion (“as if converted method”). The impact of not using the “as if converted” method was a reduction of net income per diluted share of $0.11 per share for the three months ended March 31, 2006.

During the three months ended March 31, 2006, the company recorded special charges approximating $1.4 million ($830,000 tax effected) primarily relating to: $535,000 ($307,000 tax effected) of credit memos relating to a billing error with a sponsor; a $476,000 ($273,000 tax effected) write-down of obsolete inventory; and $300,000 ($172,000 tax effected) related to severance, net of other items. The company also recorded $602,000 ($491,000 tax effected) expense associated with FAS 123R share-based compensation expense, which were not expensed in fiscal 2005. The cumulative effect of these charges was $2.0 million, which lowered net income by $1.3 million after deducting applicable income taxes.

Jim Smith, president and chief executive officer, stated, “We have had a disappointing sales year which has translated into weak third quarter earnings. Our sales forecasts anticipated the conversion of a number of accounts that have not occurred or have had significant delays. Though we continue to believe we are well positioned to win many of the delayed accounts, the conversion of our sales pipeline has impacted both our quarter results as well as year end guidance.” Mr. Smith continued, “To address this weakness, we have hired Marty Magill as our new senior vice president in charge of sales, and are reviewing additional changes in our sales organization. Marty has over fourteen years experience in the PBM industry and is a proven industry veteran, including a successful tenure at Medco and most recently as head of sales at Catalyst Rx, the PBM division of HealthExtras, where he helped build the sales force and had significant success with large state and managed care accounts. With the addition of Marty, I believe we have rounded out the senior management changes we started over a year ago. I am very excited about Marty joining the company and believe he will make a significant contribution to our future success.”

Third Quarter and First Nine Months Fiscal 2006 Financial Review

Gross profit for the 2006 fiscal third quarter was $21.8 million, compared to $22.2 million for the same period last year. Gross profit for the 2006 fiscal third quarter includes special charges approximating $1.0 million ($579,000 tax effected) primarily relating to $535,000 ($307,000 tax effected) of credit memos and a $476,000 ($273,000 tax effected) write-down of obsolete inventory. The decrease in gross margin for the 2006 fiscal third quarter to 10.1%, from 11.1% for the same period last year, is primarily attributable to the special charges for credit memos and obsolete inventory, general competitive pricing pressures and the acquisition of PCN. For the nine months ended March 31, 2006, gross profit was $69.7 million compared to $63.8 million for the same period last year.

Operating income for the 2006 fiscal third quarter was $2.5 million, compared to $5.6 million for the same period last year. Operating income for the 2006 fiscal third quarter includes the special charges approximating $1.4 million ($830,000 tax effected), as well as the charge of $602,000 ($491,000 tax effected) relating to the expensing of stock options, which were not expensed in fiscal 2005. Operating income for the nine months ended March 31, 2006 was $12.8 million, compared to $15.1 million generated for the same period last year. Operating income for the nine months ended March 31, 2006 includes the special charges approximating $1.4 million ($830,000 tax effected), as well as a charge of $1.9 million ($1.5 million tax effected) related to the expensing of stock options.

Net income for the nine months ended March 31, 2006 was $7.8 million, compared to net income of $9.7 million for the same period last year. Net income available to common stockholders for the nine months ended March 31, 2006 was $3.2 million, or $0.61 per diluted share compared to net income available to common stockholders of $5.2 million, or $0.81 per diluted share using the “as if converted” method for the same period last year. Net income for the nine months ended March 31, 2006 includes the special charges approximating $1.4 million ($830,000 tax effected) related to credit memos, the write-down of obsolete inventory, and severance, as well as the charge of $1.9 million ($1.5 million tax effected) related to the expensing of stock options. Net income for the nine months ended March 31, 2005 included a non-recurring $1.7 million ($1.0 million tax effected) gain from an insurance claim, which represented the excess of the insurance proceeds over the carrying value of the assets covered by the claim.

Revenue for the 2006 fiscal third quarter was $215.7 million, compared to revenue of $199.3 million for the same period last year, primarily reflecting the acquisition of PCN. Total paid claims for the 2006 fiscal third quarter were 7.8 million, compared to 6.5 million for the same period last year. Revenue for the nine months ended March 31, 2006 was $651.4 million, compared to revenue of $584.7 million for the same period last year primarily reflecting the acquisition of PCN. Total paid claims for the nine months ended March 31, 2006 were 24.7 million, compared to 17.3 million for the same period last year.

Balance Sheet and Cash Flow

As of March 31, 2006, NMHC had approximately $10.2 million in cash and cash equivalents. Additionally, the Company had no borrowings outstanding under its $65 million revolving line of credit. Cash flows from operating activities were $7.3 million for the nine months ended March 31, 2006 compared to $4.5 million for the same period last year.

Business Outlook

Management has lowered its previously issued guidance, reflecting third quarter results and revised outlook for the balance of fiscal 2006. In addition, the company is now providing net income guidance, rather than earnings per share, to maintain consistency following the change in diluted share calculation. As a result, management now expects that net income will be $9.5 million to $10.0 million for the year ending June 30, 2006, compared to the company’s previously issued earnings per share guidance which was based on approximately $16 million of net income. This guidance includes the expensing of stock options.

On May 4, 2006, the company was notified by one of its clients, Mohawk Valley Physicians’ Health Plan, Inc., that it would not renew its contract, which expires on December 31, 2006.

Conference Call

Management will host a conference call tomorrow, May 9th, to discuss the 2006 fiscal third quarter results at 8:30 a.m. ET. To listen to the call, please dial (706) 634-1287. A live webcast of the call will be accessible on the company’s website, www.nmhc.com. The webcast will be archived on the site and a telephone replay will be available for seven days beginning at 11:30 a.m. ET. To access the replay, please dial (706) 645-9291 using the using conference ID: 8820896.

About NMHC

National Medical Health Card Systems, Inc. (NMHC) operates NMHC Rx (pharmacy benefits manager or PBM), NMHC Mail (home delivery pharmacy), Ascend (specialty pharmacy solutions), and Integrail (health information solutions), providing services to corporations, unions, health maintenance organizations, third-party administrators, and local governments. Through its clinical programs, value-added offerings, and advanced information systems, NMHC provides quality, cost effective management of pharmacy benefit programs.

Forward-Looking Statements

This press release and any attachment thereto contains forward-looking information about National Medical Health Card Systems, Inc.’s (“NMHC”) financial results and estimates, business prospects, and products and services that involve substantial risks and uncertainties or other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You can identify these statements by the use of words such as “may,” “could,” “estimate,” “will,” “believe,” “anticipate,” “think,” “intend,” “expect,” “project,” “plan,” “target,” “forecast”, and similar words and expressions which identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and involve known and unknown risks and uncertainties, and other factors. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. For a discussion of such risks, uncertainties and other matters that could cause actual results to differ materially, including risks relating to, among other factors, pricing, competition in the bidding and proposal process, our ability to consummate contract negotiations with prospective clients, dependence on key members of management, government regulation, acquisitions and affiliations, the market for PBM services, readers are urged to carefully review and consider various disclosures made by NMHC in its Annual Report on Form 10-K for the fiscal year ended June 30, 2005, and in its reports on Forms 10-Q and 8-K filed with the U.S. Securities and Exchange Commission. NMHC assumes no obligation to update any forward-looking statements contained in this document or the attachments to reflect new information or future events or developments after the date any such statement is made.

— Tables Follow —

CONSOLIDATED BALANCE SHEET
($ in Thousands)

	March 31,	June 30,
	2006	2005
	(Unaudited)
Assets
Current:
Cash and cash equivalents (including cash equivalent investments of $291 and $193, respectively)	$10,244	$7,272
Restricted cash	4,606	3,994
Accounts receivable, less allowance for doubtful accounts of $2,437 and $1,953, respectively	99,859	103,129
Rebates receivable	57,870	40,377
Inventory	4,331	4,119
Due from affiliates	—	31
Deferred tax asset	1,812	2,117
Other current assets	1,652	5,759
Total current assets	180,374	166,798

Property, equipment and software development costs, net	13,754	12,177
Intangible assets, net of accumulated amortization of $4,034 and $3,273, respectively	3,240	3,951
Goodwill	100,108	99,710
Other assets	1,202	1,295
Total Assets	$298,678	$283,931

Liabilities, Redeemable Preferred Equity, and Common Stockholders’ Equity (Deficit)
Current Liabilities:

Claims payable to pharmacies	$115,215	$118,660
Rebates payable to sponsors	58,652	45,436
Trade and other payables and accrued expenses	18,076	24,747
Revolving credit facility and loans payable-current	—	1,860
Current portion of capital lease obligations	24	29
Other current liabilities	141	503
Total current liabilities	192,108	191,235
Capital lease obligations, less current portion	—	16
Long term loans payable and other liabilities	835	998
Deferred tax liability	6,903	5,964
Total liabilities	199,846	198,213

Commitments and Contingencies
Redeemable Preferred Equity:

Redeemable convertible preferred stock $.10 par value; 15,000,000 shares authorized, 6,956,522 issued and outstanding	76,220	75,864

Common Stockholders’ Equity (Deficit):

Common Stock, $.001 par value, 35,000,000 shares authorized, 9,920,689 and 9,461,826 shares issued, 5,280,789 and 4,821,926 outstanding, respectively	10	9
Additional paid-in-capital	124,605	115,061
Retained deficit	(50,124)	(53,337)
Treasury stock at cost, 4,639,900 shares	(51,879)	(51,879)
Total common stockholders’ equity (deficit)	22,612	9,854
Total Liabilities, Redeemable Preferred Equity, and Common Stockholders’ Equity (Deficit)	$298,678	$283,931

CONSOLIDATED STATEMENT OF INCOME

(Amounts in thousands, except per share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue (includes co-payments collected of $4,728, $4,322, $13,846 and $10,772 , respectively, and excludes co-payments retained by the pharmacies of $82,544, $74,932, $243,043, and $203,623, respectively)	$215,717	$199,342	$651,402	$584,734

Cost of claims (excludes co-payments retained by the pharmacies of $82,544, $74,932, $243,043 and $203,623, respectively)	193,959	177,150	581,742	520,940

Gross Profit	21,758	22,192	69,660	63,794

Selling, general and administrative expenses	19,308	16,629	56,897	48,699

Operating income	2,450	5,563	12,763	15,095

Other income (expense):
Interest expense	(64)	(167)	(246)	(534)
Interest income	433	123	1,053	161
Other income, net	20	16	(20)	1,777
	389	(28)	787	1,404

Income before provision for income taxes	2,839	5,535	13,550	16,499
Provision for income taxes	1,211	2,270	5,777	6,765

Net income	1,628	3,265	7,773	9,734

Preferred stock cash dividend	1,381	1,380	4,204	4,204
Accretion of transaction expenses	117	117	356	356

Net income available to common stockholders	$130	$1,768	$3,213	$5,174

Earnings per common share:
Basic	$0.03	$0.39	$0.63	$1.16
Diluted *	$0.02	$0.27	$0.61	$0.81

Weighted average number of common shares outstanding:
Basic	5,200	4,584	5,111	4,468
Diluted *	5,302	12,123	5,268	12,090

* For the three and nine months ended March 31, 2005, the number of weighted average diluted shares was calculated using the “as if converted” method for the redeemable convertible preferred stock. For the three and nine months ended March 31, 2006, the redeemable convertible preferred stock was anti-dilutive.

CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
($ in thousands)

	Nine months ended
	March 31,
	2006	2005
Cash flows from operating activities:
Net income	$7,773	$9,734
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,399	4,682
Employee stock option expense	1,867	—
Issuance of restricted stock units	46	—
Amortization of deferred gain	(37)	(92)
Amortization of deferred financing costs	84	—
Net loss on disposal of capital assets	54	—
Provision for doubtful accounts	525	756
Deferred income taxes	1,276	901
Excess tax benefits from exercise of stock options	(1,237)	—
Changes in assets and liabilities, net of effect from acquisitions:
Restricted cash	(612)	582
Accounts receivable	2,745	(24,585)
Rebates receivable	(17,493)	(2,058)
Inventory	(212)	(3,068)
Other current assets	2,131	(1,954)
Due from affiliates	31	1
Other assets	9	3,327
Claims payable to pharmacies	(3,445)	8,317
Rebates payable to sponsors	13,216	21,836
Trade and other payables and accrued expenses	(6,869)	(19,832)
Income taxes payable and other current liabilities	2,164	6,828
Other long term liabilities	(126)	(925)
Net cash provided by operating activities	7,289	4,450

Cash flows from investing activities:
Capital expenditures	(5,869)	(4,295)
Proceeds from sale of capital assets	169	—
Acquisition of PCN, net of cash acquired	—	3,153
Acquisition of Inteq, net of cash acquired	116	(139)
Acquisition of PPP, net of cash acquired	(426)	(358)
Net cash used in investing activities	(6,010)	(1,639)

Cash flows from financing activities:
Exercise of stock options	4,681	3,251
Proceeds from revolving credit facility	72,075	695,758
Repayment of revolving credit facility	(72,075)	(695,796)
Payment of preferred dividends	(4,204)	(4,204)
Deferred financing costs	—	(367)
Excess tax benefits from exercise of stock options	1,237	—
Repayment of debt and capital lease obligations	(21)	(343)
Net cash (used in) provided by financing activities	1,693	(1,701)

Net increase in cash and cash equivalents	2,972	1,110
Cash and cash equivalents at beginning of period	7,272	3,388
Cash and cash equivalents at end of period	$10,244	$4,498